Exhibit 99.1

Tronox Reports First Quarter 2014 Financial Results

First Quarter 2014 Highlights:

•	Revenue of $418 million; adjusted EBITDA of $77 million excluding a $13 million net LCM charge

•	Pigment revenue of $291 million up 5 percent versus prior quarter as sales volumes increased 5 percent and selling prices remained level

•	Pigment adjusted EBITDA of $17 million improved from $9 million in prior quarter marking the fifth consecutive quarter of sequential improvement

•	Mineral Sands revenue of $178 million down 28 percent versus prior quarter as sales volumes down 23 percent and selling prices down 7 percent; intercompany sales of $76 million; third-party sales of $102 million including $11 million from CP titanium slag and $72 million from zircon and pig iron

•	Mineral Sands adjusted EBITDA of $60 million excluding a $23 million LCM charge related to feedstock market price declines

•	Potential $5.15 billion of U.S. federal tax deductions resulting from April 2014 settlement in litigation commenced in 2009 by Tronox Inc.; added to existing $4.65 billion of tax attributes and future deductions for a total of $9.8 billion

•	Board declared quarterly dividend of $0.25 per share payable on June 2, 2014 to shareholders of record of company’s Class A and Class B ordinary shares at close of business on May 19, 2014

STAMFORD, Conn., (May 7, 2014) – Tronox Limited (NYSE:TROX) today reported first quarter 2014 revenue of $418 million compared to $470 million in the first quarter 2013 and $436 million in the fourth quarter 2013. Adjusted EBITDA was $77 million in the first quarter excluding a $13 million net lower of cost or market (LCM) charge versus $73 million in the prior-year quarter and $96 million in the prior quarter. Adjusted net loss attributable to Tronox Limited in the first quarter was $58 million, or $0.51 per diluted share, versus an adjusted net loss of $51 million, or $0.45 per diluted share, in the year-ago quarter and an adjusted net loss of $48 million, or $0.42 per diluted share, in the prior quarter.

Tom Casey, chairman and CEO of Tronox, said: “Our first quarter results reaffirmed our view that the pigment market has stabilized. Pigment sales volumes increased 5 percent and selling prices remained level compared to the fourth quarter 2013. Pigment adjusted EBITDA of $17 million improved relative to the prior quarter, marking the fifth consecutive quarter of sequential improvement. Mineral Sands’ performance reflected weaker market conditions as sales volumes and selling prices declined compared to prior quarters. As a result of our vertical integration, this decline in feedstock selling prices contributed to greater margins in our Pigment business which we will realize after the Pigment made from that feedstock is sold, which is typically five or six months. We expect feedstock market conditions to gradually improve as pigment markets strengthen. We continue to work aggressively to implement operational excellence initiatives across the company to lower our costs and further strengthen the company’s operating and financial position.”

Casey continued: “Based on this strong financial position and disciplined approach to growth, our board has declared a quarterly dividend currently yielding more than 4 percent, while at the same time we continue to pursue strategic opportunities both in the U.S. and internationally. We are uniquely tax-advantaged with a portfolio of what we calculate to be approximately $9.8 billion of tax attributes and future deductions. This portfolio is comprised of approximately $2.3 billion of tax loss carryforwards for U.S. federal and state, and foreign net operating losses; $2 billion of interest expense deductions over ten years resulting from our internal financing structure; and $5.5 billion of expected U.S. federal tax deductions resulting from the $5.15 billion settlement reached on April 3, 2014 in litigation commenced in 2009 by our predecessor company, Tronox Incorporated, combined with $350 million that Tronox previously contributed to the tort and environmental trusts involved in the litigation. We believe we bring a strong set of operating and financial attributes to the table in either an acquisition or a business combination and will continue to seek opportunities to unlock superior value from these attributes, whether in the form of a single transaction or a series of transactions to expand our portfolio.”

First Quarter 2014 Results

Mineral Sands

Mineral Sands segment revenue of $178 million was 40 percent lower than $298 million in the year-ago quarter driven primarily by 12 percent lower sales volumes and 32 percent lower selling prices. Compared to the fourth quarter 2013, sales volumes declined 23 percent and selling prices were 7 percent lower. Revenue from intercompany sales was $76 million in the quarter. Sales to third parties were $102 million, including $11 million from CP titanium slag and $72 million from zircon and pig iron. As selling prices for high grade chloride feedstock currently produce inadequate returns, going forward, the company expects to sell CP titanium slag and natural rutile as feedstock solely to its Pigment business until the market conditions sufficiently improve. (Mineral Sands continued to sell 100 percent of its synthetic rutile feedstock to Pigment on an intercompany basis). Zircon sales volumes were 17 percent lower than the year-ago quarter and 10 percent lower than the prior quarter. Zircon selling prices were 9 percent lower than both the year-ago quarter and the prior quarter.

Mineral Sands segment operating income of $6 million excluding a $23 million LCM charge relating to feedstock market price compares to operating income of $96 million in the prior-year quarter and operating income of $33 million in the fourth quarter 2013. Adjusted EBITDA was $60 million excluding the $23 million LCM charge. Mineral Sands segment adjusted EBITDA is calculated before the elimination of gross profit on sales to the Pigment segment that occurs in consolidation at the company level. In the first quarter, $11 million of Mineral Sands gross profit was eliminated in consolidation, $30 million of previously eliminated gross profit was reversed and an additional $10 million was reversed to reflect the portion of the Mineral Sands lower of cost or market charge that relates to intercompany sales to our Pigment business, for a net adjusted EBITDA contribution in consolidation of $29 million.

Tronox continues construction at its KZN Sands Fairbreeze mine in South Africa. The mine will serve as a replacement source of feedstock production for our Hillendale mine, which ceased mining operations in December 2013. The Fairbreeze mine is expected to begin operations in the second half of 2015, be fully operational in 2016 and have a life expectancy of approximately 15 years. Capital expenditures related to the Fairbreeze mine are estimated to be approximately $365 million, with approximately $85 million to be spent during 2014.

Pigment

Pigment segment revenue of $291 million increased 1 percent versus $288 million in the year-ago quarter, as sales volumes increased 5 percent and selling prices declined 4 percent. Sales volume gains were realized in North America and EMEA while sales volumes in Asia-Pacific were level to the prior-year quarter. Compared to the fourth quarter 2013, sales volumes increased 5 percent and selling prices remained level. Similar to the prior quarter, sales volumes exceeded production volumes in the quarter and finished pigment inventories declined further. Finished pigment inventory at the end of the first quarter was in the mid-50 day range, which is in the range of normal seasonal levels for this time of the year.

Pigment segment operating loss of $13 million improved compared to an operating loss of $68 million in the year-ago quarter. Pigment adjusted EBITDA of $17 million improved significantly versus adjusted EBITDA of ($37) million in the year-ago quarter. On a sequential basis, adjusted EBITDA of $17 million was up from $9 million in the prior quarter, which represents the fifth consecutive quarter of sequential improvement. Average feedstock cost reflected in the Pigment segment income statement in the first quarter was $921 per metric ton, down from $1,048 per metric ton in the prior quarter. During the first quarter, 100 percent of Pigment segment feedstock purchases were from the Mineral Sands segment at an average cost of $787 per metric ton. The lag time between purchases of feedstock by Pigment to the time that feedstock is reflected in the Pigment segment income statement is typically in the range of 5 to 6 months.

Corporate and Other

Revenue in Corporate and Other, which includes our electrolytic operations, was $25 million as compared to $27 million in the year-ago quarter. Adjusted EBITDA in Corporate and Other was ($19) million, which is principally related to corporate operations. The Corporate and Other loss from operations was $20 million in the quarter compared to a $24 million loss from operations in the prior-year quarter.

Consolidated

Selling, general and administrative expenses for the company in the first quarter were $46 million versus $51 million in the first quarter 2013. Interest and debt expense was $34 million versus $27 million in the year-ago quarter. On March 31, 2014, gross consolidated debt was $2,409 million, and debt, net of cash, was $1,006 million. For the quarter, capital expenditures were $31 million and depreciation, depletion and amortization was $73 million.

First Quarter 2014 Conference Call and Webcast

Thursday, May 8, 2014, at 8:30 a.m. ET (New York): the live call is open to the public via Internet broadcast and telephone

Internet Broadcast: http://www.tronox.com/

Dial-in telephone numbers:

U.S. / Canada: (877) 831-3840

International: (253) 237-1184

Conference ID: 29109408

Conference Call Presentation Slides: will be used during the conference call and are available on our website at http://www.tronox.com/

Webcast Conference Call Replay: available via the Internet and telephone beginning on May 8, 2014 at 11:30 a.m. ET (New York), until May 13, 2014.

Internet Replay: www.tronox.com

Dial-in telephone numbers:

U.S. / Canada: (855) 859-2056

International: (404) 537-3406

Conference ID: 29109408

About Tronox

Tronox is a global leader in the production and marketing of mineral sands, titanium dioxide pigment and electrolytic products. Through the integration of its pigment and mineral sands businesses, the company provides its customers a dependable supply of brightening solutions for a variety of end uses. For more information, visit http://www.tronox.com.

Explore how Tronox’s fully integrated strategy is reshaping the industry. Learn more about Tronox’s bold vision.

Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s current beliefs and expectations and are subject to uncertainty and changes in circumstances and contain words such as “believe,” “intended,” “expect,” and “anticipate” and include statements about expectations for future results including revenues. The forward-looking statements involve risks that may affect the company's operations, markets, products, services, prices and other risk factors discussed in the company’s filings with the Securities and Exchange Commission (SEC), including those under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013. Significant risks and uncertainties may relate to, but are not limited to, our ability to integrate the recently acquired mineral sands business including achieving the expected cost savings; financial, economic, competitive, environmental, political, legal regulatory and technological factors including, our access to unrestricted cash, compliance with our bank facility covenants, the price of our shares, general market conditions, our customers potentially reducing their demand for our products due to, among other things, the economic downturn, more competitive pricing from our competitors, increased supply from our competitors; operating efficiencies and other benefits expected. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

Use of Non-U.S. GAAP Financial Information

To provide investors and others with additional information regarding Tronox Limited’s operating results, we have disclosed in this press release certain non-U.S. GAAP financial measures, including Adjusted EBITDA. These non-U.S. GAAP financial measures are a supplement to, and not a substitute for or superior to, the company’s results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the company may be different than non-U.S. GAAP financial measures presented by other companies. The non-U.S. GAAP financial measures are provided to enhance the user’s overall understanding of the company’s operating performance. Specifically, the company believes the non-U.S. GAAP information provides useful measures to investors regarding the company’s financial performance by excluding certain costs and expenses that the company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures are not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Management believes these non-U.S. GAAP financial measures:

•	Reflect Tronox Limited’s ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business, as they exclude income and expense that are not reflective of ongoing operating results;

•	Provide useful information to investors and others in understanding and evaluating Tronox Limited’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods;

•	Provide additional view of the operating performance of the company by adding interest expenses, taxes, depreciation, depletion and amortization to the net income. Further adjustments due to purchase accounting and stock-based compensation charges attempt to exclude items that are either non-cash or non-recurring in nature;

•	Assist investors to assess the company’s compliance with financial covenants under its debt instruments;

•	In addition, Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to measures of our financial performance as determined in accordance with U.S. GAAP, such as net income (loss). Because other companies may calculate EBITDA and Adjusted EBITDA differently than Tronox, EBITDA may not be, and Adjusted EBITDA as presented in this release is not, comparable to similarly titled measures reported by other companies.

Segment Information

The company has two reportable operating segments, Mineral Sands and Pigment. The Mineral Sands segment includes the exploration, mining and beneficiation of mineral sands deposits, as well as heavy mineral production. These operations produce titanium feedstock, including ilmenite, chloride slag, slag fines, synthetic rutile and natural rutile, as well as co-products pig iron and zircon. The Pigment segment primarily produces and markets TiO2, and has production facilities in the United States, Australia and the Netherlands. The company’s Corporate and Other operations are comprised of corporate activities and electrolytic operations, which are located in the United States.

Segment performance is evaluated based on segment income/(loss) from operations, which represents the results of segment operations before unallocated costs, such as general corporate expenses not identified to a specific segment, environmental provisions, net of reimbursements, related to sites no longer in operation, interest expense, other income (expense) and income tax expense or benefit.

Media Contact: Bud Grebey

Direct: 203.705.3721

Investor Contact: Brennen Arndt

Direct: 203.705.3722

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	Three Months Ended March 31,
	2014	2013
Net sales	$418	$470
Cost of goods sold	393	438

Gross profit	25	32
Selling, general, and administrative expenses	(46)	(51)

Loss from operations	(21)	(19)
Interest and debt expense	(34)	(27)
Other income	—	2

Loss before income taxes	(55)	(44)
Income tax benefit (provision)	1	(1)

Net loss	(54)	(45)
Net income attributable to noncontrolling interest	4	12

Net loss attributable to Tronox Limited	$(58)	$(57)

Loss per share, basic and diluted	$(0.51)	$(0.50)

Weighted average shares outstanding, basic and diluted (in thousands)	113,577	113,317

Other Operating Data:
Capital expenditures	$31	$45
Depreciation, depletion and amortization expense	$73	$73

TRONOX LIMITED

SCHEDULE OF ADJUSTED LOSS (NON-U.S. GAAP)*

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	Three Months Ended March 31,
	2014	2013
Net sales	$418	$470
Cost of goods sold	393	430

Gross profit	25	40
Selling, general, and administrative expenses	(46)	(51)

Adjusted loss from operations	(21)	(11)
Interest and debt expense	(34)	(27)
Other income	—	2

Adjusted loss before income taxes	(55)	(36)
Income tax benefit (provision)	1	(3)

Adjusted net loss	(54)	(39)
Net income attributable to noncontrolling interest	4	12

Adjusted net loss attributable to Tronox Limited (Non-U.S. GAAP)*	$(58)	$(51)

Diluted adjusted loss per share, attributable to Tronox Limited	$(0.51)	$(0.45)

Weighted average shares outstanding, diluted (in thousands)	113,577	113,317

*	We believe that the non-U.S. GAAP financial measure “Adjusted net loss attributable to Tronox Limited” and its presentation on a per share basis, provides useful information about our operating results to investors and securities analysts. Adjusted earnings excludes the effects related to the acquisition of the mineral sands business including certain tax related adjustments. We also believe that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of our underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business, and is not in accordance with U.S. GAAP.

TRONOX LIMITED

RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET LOSS

ATTRIBUTABLE TO TRONOX LIMITED (U.S. GAAP)

TO ADJUSTED NET LOSS

ATTRIBUTABLE TO TRONOX LIMITED (NON-U.S. GAAP)

	Three Months Ended March 31,
	2014	2013
Net loss attributable to Tronox Limited (U.S. GAAP)	$(58)	$(57)
Acquisition related expense (a)	—	8
Tax impact of acquisition related items	—	(2)

Adjusted net loss attributable to Tronox Limited (Non-U.S. GAAP)	$(58)	$(51)

Diluted loss per share attributable to Tronox Limited (U.S. GAAP)	$(0.51)	$(0.50)
Acquisition related expense, per diluted share	—	0.07
Tax effect of acquisition related items, per diluted share	—	(0.02)

Diluted adjusted loss per share attributable to Tronox Limited (Non-U.S. GAAP)	$(0.51)	$(0.45)

Weighted average shares outstanding, diluted (in thousands)	113,577	113,317

(a)	One-time non-operating items and the effects of the acquisition of the mineral sands business.

TRONOX LIMITED

SEGMENT INFORMATION

(UNAUDITED)

(Millions of U.S. dollars)

	Three Months Ended March 31,
	2014	2013
Sales
Mineral Sands segment	$178	$298
Pigment segment	291	288
Corporate and Other	25	27
Eliminations	(76)	(143)

Net sales	$418	$470

Loss from operations
Mineral Sands segment	$(17)	$96
Pigment segment	(13)	(68)
Corporate and Other	(20)	(24)
Eliminations	29	(23)

Loss from operations	(21)	(19)
Interest and debt expense	(34)	(27)
Other income	—	2

Loss before income taxes	(55)	(44)
Income tax benefit (provision)	1	(1)

Net loss	(54)	(45)
Net income attributable to noncontrolling interest	4	12

Net loss attributable to Tronox Limited	$(58)	$(57)

TRONOX LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	March 31, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$1,403	$1,478
Accounts receivable, net of allowance for doubtful accounts	327	308
Inventories, net	754	759
Prepaid and other assets	48	61
Deferred tax assets	35	47

Total current assets	2,567	2,653
Noncurrent Assets
Property, plant and equipment, net	1,245	1,258
Mineral leaseholds, net	1,185	1,216
Intangible assets, net	293	300
Long-term deferred tax assets	238	192
Other long-term assets, net	78	80

Total assets	$5,606	$5,699

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$161	$164
Accrued liabilities	116	146
Long-term debt due within one year	19	18
Income taxes payable	26	28
Deferred tax liabilities	8	7

Total current liabilities	330	363
Noncurrent Liabilities
Long-term debt	2,390	2,395
Pension and postretirement healthcare benefits	145	148
Asset retirement obligations	92	90
Long-term deferred tax liabilities	226	204
Other long-term liabilities	68	62

Total liabilities	3,251	3,262

Contingencies and Commitments
Shareholders’ Equity
Tronox Limited Class A ordinary shares, par value $0.01 — 64,190,320 shares issued and 62,535,672 shares outstanding at March 31, 2014 and 64,046,647 shares issued and 62,349,618 shares outstanding at December 31, 2013	1	1
Tronox Limited Class B ordinary shares, par value $0.01 — 51,154,280 shares issued and outstanding at March 31, 2014 and December 31, 2013	—	—
Capital in excess of par value	1,454	1,448
Retained earnings	986	1,073
Accumulated other comprehensive loss	(286)	(284)

Total shareholders’ equity	2,155	2,238
Noncontrolling interest	200	199

Total equity	2,355	2,437

Total liabilities and equity	$5,606	$5,699

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Millions of U.S. dollars)

	Three Months Ended March 31,
	2014	2013
Cash Flows from Operating Activities:
Net loss	$(54)	$(45)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	73	73
Deferred income taxes	—	3
Share-based compensation expense	5	5
Amortization of deferred debt issuance costs and discount on debt	2	2
Pension and postretirement healthcare benefit expense	1	2
Other noncash items affecting net loss	8	14
Contributions to employee pension and postretirement plans	(2)	(1)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(21)	(36)
(Increase) decrease in inventories	4	24
(Increase) decrease in prepaid and other assets	13	11
Increase (decrease) in accounts payable and accrued liabilities	(32)	(41)
Increase (decrease) in income taxes payable	(7)	(7)
Other, net	(2)	(5)

Cash used in operating activities	(12)	(1)

Cash Flows from Investing Activities:
Capital expenditures	(31)	(45)

Cash used in investing activities	(31)	(45)

Cash Flows from Financing Activities:
Repayments of debt	(5)	(179)
Proceeds from debt	—	945
Debt issuance costs and commitment fees	—	(28)
Dividends paid	(29)	(29)
Proceeds from the exercise of warrants and options	1	1

Cash provided by (used in) financing activities	(33)	710

Effects of exchange rate changes on cash and cash equivalents	1	(5)

Net increase (decrease) in cash and cash equivalents	(75)	659
Cash and cash equivalents at beginning of period	1,478	716

Cash and cash equivalents at end of period	$1,403	$1,375

TRONOX LIMITED

RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)

(UNAUDITED)

(Millions of U.S. dollars)

	Three Months Ended March 31,
	2014	2013
Net loss	$(54)	$(45)
Interest and debt expense, net of interest income	31	26
Income tax (benefit) provision	(1)	1
Depreciation, depletion and amortization expense	73	73

EBITDA	49	55
Loss on extinguishment of debt	—	4
Share-based compensation	5	5
Amortization of inventory step-up and unfavorable ore sales contracts liability	—	8
Foreign currency remeasurement	6	(6)
Other items (a)	4	7

Adjusted EBITDA	$64	$73

(a)	Includes noncash pension and postretirement costs, accretion expense, severance expense, and other non-recurring items.